Exhibit 23.2

CONSENT OF BDO SEIDMAN, LLP

We hereby consent to the inclusion in the Form S-1 Registration Statement (No. 333-                    ) and accompanying prospectus, of RAM Energy Resources, Inc. of our report dated February 10, 2006 relating to the financial statements of Tremisis Energy Acquisition Corporation at December 31, 2005 and 2004, the year ended December 31, 2005, the period from February 5, 2004 (inception) to December 31, 2004, and the period from February 5, 2004 (inception) to December 31, 2005.

Such report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in such registration statement.

/s/ BDO Seidman, LLP

New York, New York

November 21, 2006